SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 13, 2008

(Date of Report (Date of Earliest Event Reported))

EXTRA SPACE STORAGE INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32269	20-1076777
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

(Address of Principal Executive Offices)

(801) 562-5556

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 8.01 OTHER EVENTS

On May 13, 2008, Extra Space Storage Inc., or the Company, entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., pursuant to which the Company agreed to issue and sell 13,000,000 shares of the Company’s common stock, par value $.01 per share, or the Common Stock, plus up to an additional 1,950,000 shares of Common Stock pursuant to the Underwriters’ over-allotment option, at a price to the public of $16.35 per share. The Underwriters exercised their over-allotment option in full on May 16, 2008. The offering (including the shares sold pursuant to the Underwriters’ over-allotment option) is expected to close on May 19, 2008. Gross proceeds from the offering (including the shares sold pursuant to the Underwriters’ over-allotment option) are expected to be approximately $233,433,038.

Kenneth M. Woolley, the Company’s Chairman and Chief Executive Officer, and Spencer F. Kirk, the Company’s President, are each purchasing 60,000 shares of Common Stock in the offering at the public offering price.

The Company intends to use approximately $55.5 million of the net proceeds of this offering to repay mortgage debt and outstanding amounts under its secured line of credit, and the remaining net proceeds for general corporate purposes, including funding potential future acquisitions.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) The following exhibits are filed herewith:

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of May 13, 2008, among the Company, Extra Space Storage LP, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2008	EXTRA SPACE STORAGE INC.

	By	/s/ Kent W. Christensen
		Name:	Kent W. Christensen
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of May 13, 2008, among the Company, Extra Space Storage LP, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto)